Exhibit 35.4

OFFICER’S CERTIFICATE

Pursuant to the requirements of the applicable Servicing Agreement for the transactions listed on Schedule I hereto, for which Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and Berkeley Point Capital LLC d/b/a Newmark Knight Frank, as Primary Servicer, the undersigned, Ronald Steffenino, a Senior Managing Director of Berkeley Point Capital LLC d/b/a Newmark Knight Frank, hereby certifies subject to any limitations listed on Schedule I hereto, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

8 Spring House Innovation Park Suite 200 Lower Gwynedd, PA 19002 t 215-902-9660 nmrk.com

1.A review of the activities of the Primary Servicer during the preceding calendar year (the “Reporting Period”) and of its performance under the Agreement has been made under my supervision; and

2.To the best of my knowledge, based on such review, the Primary Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 22nd day of February 2021.

Berkeley Point Capital LLC d/b/a

Newmark Knight Frank

/s/ Ronald Steffenino

Ronald Steffenino

Senior Managing Director,

Servicing and Asset Management

Berkeley Point Capital LLC d/b/a Newmark Knight Frank- Midland Primary Servicer

Schedule I

Commercial Mortgage Pass-Through Certificates; Berkeley Point Capital LLC d/b/a Newmark Knight Frank as Primary Servicer:

COMM 2014 CCRE 17	COMM 2014 UBS 4	COMM 2014 CCRE 19
GSMS 2014 GC 24	COMM 2015 LC 19	GSMS 2015 GC 30
COMM 2015 CCRE 23	COMM 2015 LC21	COMM 2015 CCRE 27
GSMS 2015 GS1	CCRESG 2016 HEAT	CGCMT 2016 C3
CFCRE 2016 C7	CGCMT 2017 C4	UBS 2017 C5
CCUBS 2017 C1	UBS 2018 C8	UBS 2018 C9
BMARK 2018 B3	UBS 2018 C12	MSCI 2018 L1
UBS 2018 C14	MSCI 2018 H4	MSCI 2019 L2

Berkeley Point Capital LLC d/b/a Newmark Knight Frank- Midland Primary Servicer